UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  December 12, 2011

THE MCGRAW-HILL COMPANIES, INC.

(Exact Name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	1-1023 (Commission File No.)	13-1026995 (IRS Employer Identification No.)

1221 Avenue of the Americas, New York, New York  10020
(Address of Principal Executive Offices)    (Zip Code)

(212) 512-2564
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d2(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Compensatory Arrangements of Certain Officers.

Amendments to Severance Plans.  On December 6, 2011,  the Compensation and Leadership Development Committee of the Board of Directors of the Registrant (the “Compensation Committee”) approved amendments to the Registrant’s executive and management severance plans that apply to eligible employees of the Company at Grade Level 25 or above, including the Registrant’s Senior Executive Severance Plan (the “Senior Executive Plan”).  Each of the Registrant’s named executive officers is a participant in the Senior Executive Plan.  The amendments were made in connection with the Registrant’s growth and value enhancement program and are intended to foster retention during 2012.

The amendment applies to Covered Terminations for which written notice is delivered to a participant or received by the Registrant between January 1, 2012, and December 31, 2012 (the “Protection Period”).  For participants in the Senior Executive Plan, the amendment provides for 60 days’ advance notice of an involuntary termination plus severance generally calculated under the Senior Executive Plan’s current service-based formula, except that the minimum severance under the Senior Executive Plan is increased to 24 months of base salary for individuals with 15 or fewer years of service and up to a maximum of 32 months of base salary for individuals with 20 or more years of service, in each case subject to the plan’s release delivery requirements.

For purposes of the amendments, a “Covered Termination” includes an involuntary termination (other than for cause or as a result of death, disability or lawful mandatory retirement) or a voluntary resignation for “Good Reason,” which is defined as either a reduction in base salary of 10% or more or a relocation that increases commuting distance by 50 miles or more.  Unless extended by the Compensation Committee, the severance enhancements cease to apply after the end of the Protection Period.

Amendment to Outstanding Equity Awards.  On December 6, 2011, in connection with the amendment to the severance plans, the Compensation Committee also approved an amendment to the stock option, performance share unit, restricted stock unit and special restricted stock awards (collectively the “Equity Awards”) held by eligible participants (including named executive officers) in the severance plans.  The amendment applies only to Equity Awards that are outstanding at the start of the Protection Period and applies only in situations where a severance plan participant is notified of a Covered Termination or elects to resign for Good Reason in a Covered Termination during the Protection Period.

The option amendment provides that options will fully vest and remain exercisable for at least six months following a Covered Termination.  The performance share unit amendment provides that performance shares will remain outstanding following a Covered Termination and will be paid on the applicable payment date, as if employment had not terminated, based on performance through the applicable award maturity date.  The restricted stock unit amendment provides that restricted stock units will remain outstanding following a Covered Termination and be paid on the applicable payment date, as if employment had not terminated.  The special restricted stock grant amendment provides that special restricted stock grants will remain outstanding following a Covered Termination and be paid on the applicable payment date, as if employment had not terminated.

Amendments to Two Executive Officer Agreements.  On December 6, 2011, the Compensation Committee approved an amendment to the Registrant’s agreement with Jack F. Callahan, Jr., the Company’s Executive Vice President and Chief Financial Officer.  The amendment eliminates the two cash payments contemplated by the agreement and replaces these payments with a one-time grant of 19,098 restricted stock units (the “RSUs”) that will be settled in cash based upon the value of a share of the Registrant’s common stock on the settlement date.  The RSUs have an aggregate value at the time of grant equal to the value of the eliminated cash payments.  The grant date for the RSUs was December 8, 2011, and the conversion of the cash payments to RSUs was based on a per share price of $41.89, which was the closing price of a share of the Registrant’s common stock on the New York Stock Exchange on the grant date.  The vesting, payment and other terms applicable to the eliminated cash payments continue to apply to the RSUs.  The Compensation Committee also approved a similar change to the agreement with one other executive officer.  The purpose of the amendments was to link the value of remaining payments to the value of the Registrant’s common stock and, therefore, make the payments performance-based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE McGRAW-HILL COMPANIES, INC.

/s/	Kenneth M. Vittor
By:	Kenneth M. Vittor
Executive Vice President and General Counsel

Dated:  December 12, 2011